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                                                                      EXHIBIT I


                             JOINT FILING AGREEMENT


         This will confirm the agreement by and among each of the undersigned that the Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of the shares of Common Stock, par value $.01 per share, of Troy Group, Inc. is being filed on behalf of each of the undersigned.

Dated:   December 13, 1999                       /s/ Patrick J. Dirk
                                                 ------------------------------
                                                 Patrick J. Dirk


                                                 /s/ Mary J. Dirk
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                                                 Mary J. Dirk